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                                                                  Exhibit (d)(3)

                        MUTUAL CONFIDENTIALITY AGREEMENT

     THIS MUTUAL CONFIDENTIALITY AGREEMENT (the "Agreement") is entered into as of November 11, 1999 by and between AmericanGreetings.com, Inc., a Delaware corporation, having offices and a place of business at One American Road, Cleveland, Ohio 44144 ("AG"), and Egreetings Network, Inc., a Delaware corporation, having offices and a place of business at 501 Second Street, Suite 114, San Francisco, CA 94107 ("EGN").

                                   RECITALS:

     A. AG and EGN have entered into preliminary discussions concerning the possibility of a strategic transaction between AG and EGN (the "Transaction");

     B. To assist each other in evaluating the Transaction, AG and EGN are prepared to make available to the other certain business, financial, and technical information, which the parties regard as proprietary and confidential; and

     C. AG and EGN are willing to furnish such information to the other, and AG and EGN are willing to receive such information from the other, on the terms and conditions set forth below.

                                  AGREEMENTS:

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Definitions.  As used herein:

          (a) "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, AG or EGN, as applicable. "Control" (including the terms "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          (b) "Evaluation Material" shall mean any and all commercial, financial, technical, or other information concerning the Disclosing Party that may hereafter be provided by the Disclosing Party to the Receiving Party; and additionally includes all such information to the extent included in analyses, compilations, studies, or other materials prepared by the Receiving Party or any Representatives of the Receiving Party containing or based in whole or in part on any of the information furnished by the Disclosing Party.

          (c) "Excluded Information" shall mean information, if any, that would otherwise constitute Evaluation Material and that (i) is or becomes generally available to or known by the public other than as a result of a disclosure made by the Receiving Party or its Representatives in breach of this Agreement; (ii) was available to the Receiving Party on a nonconfidential basis prior to disclosure to the Receiving Party by the Disclosing Party; (iii) is or was disclosed to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party provided that the Receiving Party is not, in good faith after reasonable inquiry, aware that such source is or was then bound by a confidentiality agreement with the Disclosing Party or otherwise prohibited from transmitting the information to the Receiving Party by any contractual, legal, or fiduciary obligation or by any other obligation enforceable by law or in equity; (iv) was or is hereafter disclosed by the Disclosing Party to a third party who is not bound by similar restrictions on use and disclosure as set forth in this Agreement; or (v) is hereafter, or was heretofore, independently developed or compiled by the Receiving Party without the aid, application, or use of the Evaluation Material. In the event of a dispute or litigation between the parties, the Receiving Party shall have the burden of proving by clear and convincing evidence that any information disclosed or used by the Receiving Party or its Representatives and claimed to be excluded under this Subsection (c) is not in fact Evaluation Material or a derivative of Evaluation Material.

          (d) "Representatives" of a party shall mean any or all of the following representatives of such party: directors, officers, employees, agents, attorneys, accountants, consultants, bankers, business advisers, financial advisers, scientific advisers, technical advisers. Representatives shall also include the Representatives (as defined in the preceding sentence) of Affiliates of the party.
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          (e) "Person," whether or not the term is capitalized, will be interpreted very broadly and will include, but not be limited to, any individual, corporation (including a business trust), partnership, joint stock company, limited liability company, trust, estate, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, whether or not any such person is an officer, director, employee, or agent of the Disclosing Party.

          (f) "Disclosing Party" shall mean either AG or EGN, as is appropriate in the context, and means such party that discloses Evaluation Material to the other.

          (g) "Receiving Party" shall mean either AG or EGN, as is appropriate in the context, and means such party that receives Evaluation Material from the other.

     2. Non-Disclosure. The Receiving Party agrees to safeguard the confidentiality of the Evaluation Material and not to disclose any part of it to any Person except to such of the Receiving Party's Representatives as need to know such information for the purposes of evaluating the Transaction or advising the Receiving Party with respect to the Transaction and who have obligated themselves to hold the Evaluation Material in confidence and only as permitted hereunder. The Receiving Party shall be responsible for breach of this Agreement by any such Representatives.

     3. Use of Evaluation Material. Neither the Receiving Party or its Representatives will use the Evaluation Material, directly or indirectly, for any purpose other than evaluating a possible Transaction between AG and EGN without the prior written consent of the Disclosing Party. Such use shall cease at any time when AG notifies EGN that AG is no longer interested in evaluating a Transaction, or EGN notifies AG that EGN is no longer interested in evaluating a Transaction.

     4. Return of Evaluation Material. Promptly upon the request of the Disclosing Party, the Receiving Party will return to the Disclosing Party all copies of the Evaluation Material furnished to the Receiving Party by the Disclosing Party, together with all copies of any of the same, or any part thereof, made by the Receiving Party or its Representatives. All notes, studies, reports, memoranda, and other documents prepared by the Receiving Party or its Representatives that contain or reflect the Evaluation Material shall also be returned to the Disclosing Party or destroyed and certified as such to the Disclosing Party, to the extent they contain Evaluation Material.

     5. Non-Disclosure of Existence of Negotiations. Without the prior written consent of the Disclosing Party, the Receiving Party shall not, and shall direct its Representatives not to, disclose to any person, other than as provided in
Section 2 and Section 6, (i) the fact that the Receiving Party has received the Evaluation Material, (ii) that discussions or negotiations are taking place concerning a possible Transaction, or (iii) any of the terms, conditions, or other facts with respect to any such possible Transaction, including the status of discussions or negotiations.

     6. Subpoena; Court Order; Other Legal Requirement. If a court of competent jurisdiction or any other governmental agency serves the Receiving Party or its Representatives with a subpoena or order or other compulsory instrument, or with respect to clause (b) or (c) below, counsel for any such party advises such party that such party has a legal obligation to disclose (a) all or any part of the Evaluation Information, (b) the fact that the Evaluation Information has been made available to the Receiving Party, or (c) any of the terms, conditions, or other facts with respect to any such possible Transaction, including the status of discussions or negotiations, the Receiving Party and its Representatives, as the case may be, will: (i) provide the Disclosing Party with prompt written notice of the existence, terms, and circumstances surrounding such request or requirement; (ii) consult with the Disclosing Party on the advisability of taking steps to resist or narrow that request; (iii) if disclosure of Evaluation Information is required, furnish only such portion of the Evaluation Information as the Receiving Party counsel advises in writing that the Receiving Party is legally required to disclose; and (iv) cooperate with the Disclosing Party, at the request of the Disclosing Party and at the Disclosing Party's expense, in the Disclosing Party's efforts to obtain an order excusing the Evaluation Information from disclosure, or an order or other reliable assurance that confidential treatment will be accorded to that portion of the Evaluation Information that is required to be disclosed.

     7. Disclaimer of Warranty. Neither AG nor EGN nor their Representatives has made or makes any representation or warranty as to the accuracy, completeness, or value of the Evaluation Material. THE RECEIVING PARTY AGREES THAT NEITHER THE DISCLOSING PARTY NOR ANY OF ITS REPRESENTATIVES SHALL HAVE ANY LIABILITY TO THE RECEIVING PARTY OR ANY OF ITS REPRESENTATIVES RESULTING FROM THE RECEIVING PARTY'S USE OF THE EVALUATION MATERIAL, EXCEPT AS PROVIDED IN A FURTHER AGREEMENT BETWEEN THE PARTIES HERETO.
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     8. Definitive Agreement.  Unless and until a definitive written agreement between the Disclosing Party and the Receiving Party with respect to a Transaction has been executed and delivered, neither the Disclosing Party nor the Receiving Party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any other written or oral expression by either of them or their Representatives except, in the case of this Agreement or any other written agreement, for the matters specifically agreed to herein or therein.

     9. Assignability. This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors, and assigns. Except as otherwise expressly provided herein, neither this Agreement nor any rights granted hereunder may be assigned, transferred, conveyed, or encumbered, whether voluntarily or by operation of law, by AG or EGN without the prior written consent of the other, and any attempt to do so will be deemed null and void.

     10. Injunctive Relief. The Receiving Party acknowledges that if this Agreement is breached, the Disclosing Party could not be made whole by monetary damages. Accordingly, the Disclosing Party, in addition to any other remedy to which it may be entitled by law or in equity, shall be entitled to seek an injunction to prevent breaches of this Agreement, and to an order compelling specific performance of this Agreement. The Receiving Party acknowledges and agrees that: (a) the Evaluation Material is proprietary to and valuable information of the Disclosing Party; (b) the Disclosing Party derives economic value from the Evaluation Information not being generally known to other persons who can obtain economic value from its disclosure or use; (c) any disclosure or unauthorized use of the Evaluation Material could cause irreparable harm and loss to the Disclosing Party; (d) monetary damages would be inadequate to compensate the Disclosing Party for a breach of this Agreement; and (e) in addition to any other remedy available in law or in equity, the Disclosing Party shall be entitled to injunctive relief in order to enforce the terms of this Agreement. The Receiving Party shall reimburse the Disclosing Party for all costs and expenses, including attorney's fees, incurred by the Disclosing Party in enforcing the obligations of the Receiving Party and its Representatives hereunder.

     11. Notices, Etc. All notices, demands, and other communications provided for hereunder shall be in writing (including facsimile or similar transmission) and mailed (by U.S. certified mail, return receipt requested, postage prepaid), sent, or delivered (including by way of overnight courier service), (a) if to AG, to AmericanGreetings.com, Inc., One American Road, Cleveland, Ohio 44144, and in the case of facsimile transmission, to telecopy no. (216) 252-4567, in each case to the attention of Josef Mandelbaum, with a copy to Stephen Gold, Esq., Gordon & Glickson LLC, 444 North Michigan Avenue, Suite 3600, Chicago, IL 60611; and (b) if to EGN, to Egreetings Network, Inc., 501 Second Street, Suite 114, San Francisco, CA 94107, and in the case of facsimile transmission, to telecopy no. (415) 375-4665, in each case to the attention of Andrew Moley, or, as to each party, to such other person and/or at such other address or number as shall be designated by such party in a written notice to the other party. All such notices, demands, and communications, if mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) the date shown on the return receipt of such mailing, or (iii) five (5) days after deposit in the mail. All such notices, demands, and communications, if not mailed, shall be effective upon the earlier of (a) actual receipt by the addressee, or (b) with respect to facsimile and similar electronic transmission, the time that electronic confirmation of a successful transmission is receipted as received.

     12. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties and supersedes all previous understandings, agreements, communications, and representations, whether written or oral, concerning the treatment of information and other matters to which this Agreement relates. The rights and obligations provided by this Agreement shall take precedence over, and shall be applied in addition to, any specific legends or statements associated with the Evaluation Material when received.

     13. Amendments, Etc. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto. Any waiver of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

     14. No Waiver; Remedies. No failure on the part of either party to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Ohio and no action involving this Agreement may be brought except in the state and federal courts located in Cuyahoga County, Ohio.
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     16. Severability.  Any provision of this Agreement which is prohibited, unenforceable, or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability, or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability, or legality of such provision in any other jurisdiction.

     17. No License. Except for the limited right to use the information disclosed under this Agreement granted herein, no right or license, either express or implied, under any patent, copyright, trade secret, or proprietary information is granted hereunder.

     18. Survival. The obligations of the Receiving Party under the terms of this Agreement shall continue for so long as any Evaluation Material continues to exist.

     19. Captions. The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

     20. Securities Law Acknowledgement. The parties acknowledge that each is aware and that their Representatives have been advised that the United States securities laws prohibit any person who has material, non-public information from purchasing or selling securities of such company or from communicating the information to any other person.

     21. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopier with the intention that they shall have the same effect as an original executed counterpart hereof.

     IN WITNESS WHEREOF, this Agreement has been executed by duly authorized representatives of the parties to become effective as of the date first referenced above.

AG:

AMERICANGREETINGS.COM, INC.

By: /s/ JOSEF A. MANDELBAUM
    --------------------------------------------------------
    Josef A. Mandelbaum
    Senior Vice President of Sales, Business
      Development and Strategic Planning

    November 11, 1999

EGN:

EGREETINGS NETWORK, INC.

By: /s/ ANDREW MOLEY
    --------------------------------------------------------
    Andrew Moley
    Chief Financial Officer

    Date: November 16, 1999